Exhibit 99.1

AGREEMENT OF JOINT FILING

The undersigned hereby agree that the Schedule 13G with respect to the shares of common stock, par value $0.00001 per share, of Pluristem Therapeutics Inc., dated as of April 29, 2020, is, and any amendments thereto signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Dated: April 29, 2020	/s/ Adi Wolf
Adi Wolf

Dated: April 29, 2020	Clover Wolf Capital – Limited Partnership
By: Clover Wolf Ltd., its General Partner

/s/ Adi Wolf
Name: Adi Wolf
Title: Chief Executive Officer and Managing Member

Dated: April 29, 2020	Clover Wolf Ltd.

/s/ Adi Wolf
Name: Adi Wolf
Title: Chief Executive Officer